Exhibit 10.1

AMENDED AND RESTATED DEVELOPMENT AGREEMENT

August, 2017

This Amended Development Agreement (“Agreement”), dated as of 31 Aug 2017 (the “Effective Date”), is by and between Nuvectra Corp., located at 5830 Granite Parkway; 11th Floor; Plano, TX 75024, USA (“Nuvectra”), and Aleva Neurotherapeutics S.A., located at EPFL Innovation Park, Building D, 1015 Lausanne, Switzerland (“Aleva”). Aleva and Nuvectra may individually be referred to herein as a “Party” or, collectively, as “Parties.”

WHEREAS, QIG Group, LLC and Aleva entered into a development agreement dated January 29, 2016 (“January 2016 Development Agreement”) under which the parties agreed to collaborate to develop certain medical device products for deep brain stimulation;

WHEREAS, QIG Group LLC assigned all of its rights and obligations under the January 2016 Development Agreement to Nuvectra Inc. under its novation agreement.

WHEREAS Aleva has paid Nuvectra a total of two million five hundred thousand dollars ($2,500,000) for the provision of materials and services performed in 2016 by Nuvectra under the January 2016 Development Agreement;

WHEREAS Aleva has paid Nuvectra a total of five hundred fifty-five thousand six hundred and one dollars ($555,601) for the provision of additional materials and services performed in 2016 by Nuvectra that were not covered by the scope of the January 2016 Development Agreement;

WHEREAS Aleva has paid Nuvectra a total of seven hundred fifty thousand dollars ($750,000) for the provision of materials and services performed in the first quarter 2017 by Nuvectra under the first Amendment to the January 2016 Development Agreement dated March 30, 2017 (“First Amendment”);

WHEREAS Aleva has paid Nuvectra a total of three hundred seventy-five thousand two hundred and two dollars ($375,202) for the provision of materials and services performed in the second quarter 2017 by Nuvectra under the second Amendment to the January 2016 Development Agreement dated June 20, 2017 (“Second Amendment”);

WHEREAS Aleva has paid Nuvectra a total of nineteen thousand six hundred twenty-two dollars ($19,622) for the provision of materials and services performed in July 2017 by Nuvectra per the invoice number PNVSI-0001537 dated August 9, 2017;

WHEREAS, the Parties wish to amend the terms of the January 2016 Development Agreement, of the First Amendment and of the Second Amendment; and

WHEREAS the Parties agree that this Agreement shall supersede and replace the January 2016 Development Agreement, the First Amendment and the Second Amendment. For the avoidance of doubt, any reference to the January 2016 Development Agreement in the License Agreement or Supply Agreement shall now be deemed to refer to this Agreement.

NOW, THEREFORE, the Parties hereto agree as follows:

ARTICLE 1: DEFINITIONS

When used in this Agreement, each of the following terms shall have the meaning specified in this Article 1:

1.1	“Acceptance Notice” is defined in Section 2.2.

1.2

“Affiliate” of a Person means any other Person that, whether now or in the future, controls, is controlled by or is under common control with, such Person. For the purposes of this definition, the terms “controls”, “controlled by” and “under common control with” means (i) to possess (directly or indirectly) the power to direct the management or affairs of a Person, whether through ownership of voting securities or other equity rights or by contract relating to voting rights or corporate governance or otherwise, or (ii) to own, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities or other ownership interest of such Person.

1.3

“Aleva DBS Product” means the product also known as the directSTIM Deep Brain Stimulation System to be developed by the Parties under this Agreement and comprising: (a) a rechargeable, 24-channel implantable pulse generator; (b) two microelectrode leads, each with twelve (12) independent channels; (c) two extensions, each with twelve (12) independent channels; (d) Nuvectra’s current model of it’s clinician programmer device; (e) Nuvectra’s current model of it’s programmer charger device; and (f) associated accessories. Aleva DBS Product does not include any new models of Nuvectra’s clinician programmer device or its programmer charger that are developed or sold by Nuvectra independently of this Agreement.

1.4	“Aleva Reserved Field” means (a) the Field of Use and (b) any method for treating humans using Aleva’s “directSTIM” lead technology.

1.5

“Background Intellectual Property” means Intellectual Property of a Party first conceived and reduced to practice by that Party (i) prior to or (ii) after the Effective Date of the initial Development Agreement dated January 29, 2016 but independently of performance of this Agreement.

1.6	“Bankruptcy Proceeding” is defined in Section 8.2(b).

1.7

“Change of Control” means (i) a consolidation or merger of a party or other change of control transaction in which the stockholders of a party immediately prior to such transaction do not continue to hold a greater than fifty percent 50% interest in the successor or survivor entity immediately following such transaction, (ii) a transaction or series of transactions that results in the transfer of more than fifty percent (50%) of the voting power of a party to a Person or (iii) the sale, lease, transfer or other disposition of all or substantially all of the assets of a party (which shall include any effective transfer of such assets regardless of the structure of any such transaction as a license or otherwise).

1.8

“Commercially Reasonable Efforts” means the carrying out of obligations or tasks in a manner consistent with the exercise of reasonable, customary scientific and business practices within the medical device industry for, and of a level no less than consistent with the efforts a Party devotes to, research, development or marketing of a medical device product or products of similar market potential, profit potential or strategic value, which shall be no less than such efforts devoted by a Party to such a product resulting from its own research efforts or for its own benefit, taking into account technical, regulatory and intellectual property factors, product specification, product labeling, past performance, costs, economic return, the regulatory environment and competitive market conditions in the therapeutic or market niche, all based on conditions then prevailing. Commercially Reasonable shall have a corresponding meaning.

1.9	“Competing Product” means any product which is not the Aleva DBS Product and is sold or intended to be sold for use in the Field of Use.

1.10

“Confidential Information” of a Party means information relating to the business, operations and products of a Party, including but not limited to, any technical information, know-how, Trade Secrets, or inventions (whether patentable or not), not known or generally available to the public, that such Party discloses to the other Party under this Agreement, or otherwise becomes known to the other Party by virtue of this Agreement.

1.11	“Development Joint Steering Committee” or “DJSC” is defined in Section 3.2.

1.12	“Dispute” is defined in Section 3.3.

1.13	“Field of Use” means deep brain stimulation for movement disorders (i.e. Parkinson’s Disease and/or Essential Tremor), rheumatoid arthritis and heroin addiction.

1.14

“Improvement” means: (a) an improvement upon or modification to the inventions and discoveries disclosed or claimed in any existing Patent Rights, the unlicensed practice of which would infringe such Patent Rights; or (b) an improvement upon or modification to any existing know-how.

1.15	“Indemnitee” is defined in Section 7.1.

1.16	“Indemnitor” is defined in Section 7.1.

1.17

“Intellectual Property” means Patent Rights, inventions, discoveries, know-how, Trade Secrets, data, information, technology, processes, formulas, drawings, designs, Software, licenses, and all amendments, modifications, and improvements to any of the foregoing.

1.18	“January 2016 Development Agreement” is defined in the preamble.

1.19

“Joint Intellectual Property” means any Project Intellectual Property resulting from the joint contributions of Nuvectra and Aleva personnel during the Term. For purposes hereof, the sole standard for establishing whether or not any Project Intellectual Property is Joint Intellectual Property will be that, if the Project Intellectual Property in question were going to be patented (whether patentable or not), an employee of each Party would be required to be named as an inventor in order for the patent to be legally valid and enforceable.

1.20	“Joint Patent Right” means any Patent Right arising from the Joint Intellectual Property.

1.21

“License Agreement” means the License Agreement between the Parties dated June 14, 2016 which governs the grant of a license by Nuvectra to Aleva of certain intellectual property proprietary to Nuvectra.

1.22	“Maintenance Fee” is defined in Section 2.13.

1.23	“Nuvectra Activities” means those activities specified in the Project Plan and assigned to Nuvectra.

1.24	“Nuvectra Deliverables” means those work products to be furnished by Nuvectra to Aleva under this Agreement, consistent with the Project Plan and as specified in Exhibit B hereto.

1.25

“Nuvectra Expenses” means costs and expenses incurred by Nuvectra during the Term to the extent that (i) such costs and expenses are directly and solely attributable to fulfilling the Nuvectra Activities in accordance with the Project Plan; and (ii) such costs and expenses do not exceed the amount budgeted for such Nuvectra Activity as set out in the Project Plan.

1.26

“Patent Right” means: (a) an issued or granted patent, including any extension, supplemental protection certificate, registration, confirmation, reissue, reexamination, extension or renewal thereof; (b) a pending patent application, including any continuation, divisional, continuation-in-part, substitute or provisional application thereof; and (c) all counterparts or foreign equivalents of any of the foregoing issued by or filed in any country or other jurisdiction.

1.27	“Person” means any individual, and any corporation, partnership, sole proprietorship, company, firm, association, trust or governmental agency.

1.28	“Program Manager” is defined in Section 3.1.

1.29	“Project” means the collaboration between the Parties to develop the Aleva DBS Product as described more fully in the Project Plan.

1.30	“Project Intellectual Property” means all Intellectual Property arising from the performance of the Project by either Party, either singly or jointly.

1.31

“Project Plan” means the description of the activities, deliverables and timelines to be carried out under the Project, an initial version of which is included herein as Exhibit A, and which may be amended by the Parties from time to time by mutual consent.

1.32	“Quarterly Progress Report” is defined in Section 2.3.

1.33	“Rejection Notice” is defined in Section 2.2.

1.34

“Software” means, collectively, computer programs and code, both firmware and software, algorithms, user interface designs, problem statements, and additional programs or operating methods used in the Aleva DBS Product or developed under this Agreement that are Nuvectra’s Intellectual Property but does not include the User Interface Software.

1.35	“Specifications” means the technical specifications for the Deliverables as set forth in the Project Plan or as otherwise communicated by Aleva to Nuvectra.

1.36	“Supply Agreement” means the agreement between Greatbatch Ltd. (an Affiliate of Nuvectra) and Aleva dated June 2, 2016 governing the supply of products to Aleva by Greatbatch Ltd.

1.37

“Term” means the period starting on the Effective Date and, unless earlier terminated as provided in Article 8, shall continue in full force and effect until the completion of all of the activities and delivery of all of the deliverables set out in the Project Plan.

1.38	“Territory” means all countries of the world.

1.39	“Third Party” means any Person other than Nuvectra or Aleva.

1.40

“Trade Secrets” means proprietary and confidential know-how and other information of a Party including, but not limited to, inventions, formulas, procedures, processes, techniques, drawings, technical information, blue prints, quality control specifications, sales and marketing materials, and the like, all of which are unpublished and not made available to third parties except under a confidentiality obligation. For purposes of this Agreement, all such know-how and information shall be deemed to be, and treated by the Parties as, Trade Secrets regardless of whether or not it may be protectable as a trade secret under applicable federal or state law.

1.41

“User Interface Software” means the graphic user interfaces and program parameters developed by Aleva in connection with programming the Aleva DBS Product including the problem statements that lead to patient programming paradigms in the Aleva DBS Product applications, which will be the Intellectual Property of Aleva. User Interface Software does not include the underlying internal code of the Software that generates the User Interface Software.

ARTICLE 2: CONDUCT OF PROJECT

2.1

Performance by Nuvectra. Subject to and upon the terms and conditions set forth in this Article 2, Nuvectra shall perform and be responsible for the Nuvectra Activities and for supplying the Nuvectra Deliverables to Aleva. The Nuvectra Activities and Nuvectra Deliverables are specified in the Project Plan attached hereto as Exhibit A. Nuvectra will use Commercially Reasonable Efforts, including, but not limited to, allocating the necessary funds and personnel, to complete the Nuvectra Activities in a professional manner and to deliver the Nuvectra Deliverables to Aleva in accordance with the Specifications and within the timelines set forth in the Project Plan. Aleva will use Commercially Reasonable Efforts, including, but not limited to, allocating the necessary personnel, to provide reasonable assistance in a professional manner to Nuvectra in meeting the goals set forth in the Project Plan.

2.2

Delivery and Acceptance. Upon receipt of a Nuvectra Deliverable, Aleva will inspect such Nuvectra Deliverable and issue notice to Nuvectra to indicate: (a) that the Nuvectra Deliverable conforms, in all material respects, to the Specifications and therefore is accepted (“Acceptance Notice”); or (b) that the Nuvectra Deliverable does not conform in all material respects, to the Specifications and, therefore, is rejected (“Rejection Notice”) along with a sufficient description regarding the reasons for such rejection. With respect to a Nuvectra Deliverable, if Nuvectra does not receive a Rejection Notice within thirty (30) days of Aleva’s receipt of the Nuvectra Deliverable, the Nuvectra Deliverable will be deemed accepted. Upon receiving a Rejection Notice, Nuvectra will use Commercially Reasonable Efforts to modify the Nuvectra Deliverable or produce a new Nuvectra Deliverable so that the modified Nuvectra Deliverable or new Nuvectra Deliverable conforms to the applicable Specifications and will deliver the modified or new Nuvectra Deliverable to Aleva within a reasonable period of time after it receives the Rejection Notice. The Parties will repeat this procedure until each Nuvectra Deliverable, based on the good faith determination of both Parties, conforms, in all material respects, to the applicable Specifications. However, if any Nuvectra Deliverable fails to conform, in all material respects, to the applicable Specifications on being tested by Aleva on the third or later occasion that such Nuvectra Deliverable has been submitted for testing, such failure to deliver shall be considered a material breach of this Agreement and Aleva shall have the right to terminate this Agreement on written notice, without any further liability to Nuvectra. Nothing in this Section 2.2 is intended to override or supersede the requirements of the Quality Agreement between Nuvectra and Aleva that has been signed prior to the Effective Date, and its subsequent amendments.

2.3

Monthly Review of Deliverables. At the end of each calendar month, the Program Managers of each Party shall meet in person or by teleconference to review those activities that were conducted in that calendar month and shall produce a written document summarizing the Nuvectra Deliverables that were accepted by Aleva and those Nuvectra Deliverables that were rejected by Aleva, along with the reasons for their rejection (“Monthly Progress Report”). Should the Program Manager of Nuvectra contest a Rejection Notice issued by Aleva for any Nuvectra Deliverable, the Program Managers shall attempt in good faith to resolve the disagreement. If the Program Managers fail to resolve this disagreement within fifteen (15) days, the disagreement shall be deemed to be a Dispute and shall be resolved in accordance with Section 3.3.

2.4

Payment of Nuvectra Expenses. The Nuvectra Expenses incurred by Nuvectra in the conduct of the Nuvectra Activities shall be paid by Aleva subject to, and in accordance with, the provisions of this Section 2.4. Within five (5) calendar days following the end of each month Nuvectra shall submit an invoice to Aleva for those Nuvectra Expenses it incurred during such calendar month to Section 2.2 and set out in the Monthly Progress Report pursuant to Section 2.3. Aleva shall pay this invoice within five (5) days of receipt; provided that Aleva shall have no obligation to reimburse any Nuvectra Expenses (i) in excess of the corresponding amount budgeted in the Project Plan; or (ii) related to any Nuvectra Deliverable that has not been accepted pursuant to Section 2.2. Any Nuvectra Deliverable rejected by Aleva that is the subject of a disagreement shall be paid within seven (7) days of resolution of such disagreement by the Program Managers or the DJSC.

2.5

Delays. Each Party will promptly notify the other Party in the event of any actual or anticipated delay that may affect its ability to meet any date set forth in the Project Plan. Following such notice, the Parties will cooperate and use their respective Commercially Reasonable Efforts to solve any problems identified.

2.6

Modifications to the Project Plan. Each Party may from time-to-time request a modification to the Project Plan, as circumstances may require. All such requests must be in writing. Any modification agreed to by the Parties resulting in a change to the Project Plan must be documented in a written revision to the Project Plan approved by the DJSC.

2.7

Right to Subcontract of Nuvectra. Nuvectra shall not subcontract to third parties portions of any Nuvectra Activities to be performed by it or contract with consultants to provide services specifically relating to such Nuvectra Activities without the prior consent of the DJSC, which consent shall not be unreasonably withheld. Nuvectra shall negotiate and execute such agreements at its expense, and shall supervise and be responsible under this Agreement for such subcontracted work. All such subcontracts shall be consistent with the terms of this Agreement. Any subcontract granted or entered into by Nuvectra as contemplated by this Section 2.7 shall not relieve the Nuvectra from any of its obligations under this Agreement.

2.8

Records. Nuvectra shall maintain or cause to be maintained records in sufficient detail and in a manner that will completely and accurately reflect all work done and all data, results, inventions and discoveries achieved in the performance of the Nuvectra Activities (such records to be in the form required under any applicable governmental body regulations and as directed by the Development Joint Steering Committee). Nuvectra will promptly provide to the DJSC any results that have a material impact on the development of the Aleva DBS Product, and at least quarterly, the results, including any data of the Nuvectra Activities. Such records shall be maintained for a period of at least fifteen (15) years following the year in which any such efforts were made hereunder.

2.9

Diligence by Nuvectra. Nuvectra shall use Commercially Reasonable Efforts to perform all of the Nuvectra Activities and deliver the Nuvectra Deliverables within the timelines contemplated therein and at a cost not to exceed the amounts budgeted in the Project Plan. Nuvectra shall maintain and utilize qualified staff, laboratories, offices and other facilities as needed to perform the Nuvectra Activities and shall use personnel with sufficient skills and experience as may be required to accomplish efficiently and expeditiously such tasks and objectives of the Nuvectra Activities in a good scientific manner and in compliance in all material respects with all applicable Laws, and cGLP, cGCP and cGMP standards, as applicable.

2.10

Time Recording and FTE Costs. Nuvectra will ensure that it accurately records the time for its FTEs engaged in Nuvectra Activities to be charged as Nuvectra Expenses, as specified in the Project Plan. At the request of Aleva, Nuvectra shall provide information sufficient for Aleva to verify that Nuvectra is in compliance with the provisions of this Section 2.10.

2.11

Nuvectra Support. In addition to its other responsibilities as set forth in this Article 2 Nuvectra shall make its employees assigned to the Project reasonably available to Aleva for scientific and technical explanations and advice, that may reasonably be required by Aleva, relating to the development and registration of the Aleva DBS Product. This development support shall be provided by Nuvectra free-of-charge until such time the Nuvectra Activities have been completed and the Nuvectra Deliverables transferred to and accepted by Aleva. Notwithstanding the foregoing, nothing herein shall obligate Nuvectra to provide such support that is in excess of ten (10) man hours per month.

2.12

Review of Nuvectra Expenses. At the request of Aleva following delivery by Nuvectra to Aleva of the invoice pursuant to Section 2.4, Nuvectra shall provide information, answer questions and generally cooperate with Aleva in a timely manner, so as to assist Aleva in:

(a) verifying that Nuvectra has invoiced Aleva for the proper amount of Nuvectra Expenses with respect to any applicable calendar quarter in connection with Nuvectra Activities. Such verification may include Aleva’s request to Nuvectra to provide any Third Party invoices relating to the Nuvectra Activities,

(b) understanding any possible deviations from the budget set out in the Project Plan, and

(c) updating the Project Plan and associated budget with the approval of the DJSC as specified in Section 3.2(b).

2.13

Maintenance Fees after Commercialization. Once the Aleva DBS Product is commercialized, Nuvectra shall make available sufficient technical resources to ensure the maintenance of the software and hardware components of the Aleva DBS Product. The nature and level of support required shall be agreed by the Parties in advance of such commercialization and Aleva shall pay Nuvectra for such maintenance each quarter following the first commercial sale of the Aleva DBS Product until the last year such Aleva DBS Product is sold (“Maintenance Fee”). Payment of each Maintenance Fee shall be made on a quarterly basis by Aleva within thirty (30) days of receiving appropriate justification by Nuvectra of the resources expended. The Maintenance Fee shall be determined in good faith and at reasonable rates by the Parties simultaneously with their agreement regarding the nature and level of support to be provided as described above in this Section 2.13.

2.14

Exclusivity and Non-Compete. Each of Nuvectra and Aleva agrees to work exclusively with each other in the Field of Use and in the Territory and neither party will, either itself, nor through a Third Party, develop or contribute to the development of any Competing Product, including through the provision of any components unless and until this Agreement is terminated in accordance with Article 8.

ARTICLE 3: GOVERNANCE

3.1

Program Managers. Each Party shall appoint a program manager (“Program Manager”) who will be responsible for overseeing the day-to-day activities to be conducted under the Project Plan. The Program Managers shall work closely together to facilitate the completion of the Project, including, but not limited to, holding periodic meetings and conference calls, as reasonably necessary. The Program Managers shall also conduct a quarterly review of deliverables consistent with Section 2.3, and shall prepare and submit to the DJSC the Monthly Progress Report. Any disagreements that the Program Managers were not able to resolve will be escalated to the DJSC as Disputes to be resolved in accordance with Section 3.3.

3.2

Development Joint Steering Committee. The Project will be governed by a steering committee (“Development Joint Steering Committee” or “DJSC”), which shall consist of two representatives appointed by Aleva, and two representatives appointed by Nuvectra. The DJSC will initially consist of Mr. André Mercanzini, Mr. Alain Jordan, Mr. Norbert Kaula and Mr. Walter Z. Berger. The DJSC shall:

(a) monitor the progress of the activities to be conducted under the Project Plan and review and discuss any results thereunder;

(b) approve updates and amendments to the Project Plan and budget;

(c) acknowledge in writing the existence of Joint Intellectual Property arising from the performance of the Project;

(d) review and determine if any Intellectual Property developments, including Improvements, have been developed solely by either party or jointly in connection with this Agreement and whether such developments are patentable;

(e) serve as the first forum for the settlement of disputes or disagreements resulting from or arising out of this Agreement, consistent with the provisions of Section 3.3.; and

(f) validly pass a resolution, provided that (i) all members of the DJSC take part in, and vote on (i.e., approve, reject or abstain), the considered resolution and that (ii) such resolution is approved by the majority of the members of the DJSC (any abstention not being counted as a rejection). In case of a tied vote (i.e., the same number of approving votes and rejecting votes), there shall be no casting vote among the members of the DJSC and the item which resulted in a tied vote shall be subject to the Dispute resolution as set forth in Section 3.3 below.

3.3

Dispute Resolution. The DJSC shall attempt to resolve in good faith any dispute, controversy or claim arising under, out of or relating to this Agreement and any subsequent amendments of this Agreement, including, without limitation, its formation, validity, binding effect, interpretation, performance, breach or termination, as well as non-contractual claims arising from the collaboration (“Dispute”) in an expedient manner by mutual cooperation and without resort to litigation. If, and to the extent that, any such Dispute has not been settled by the DJSC within thirty (30) days from the day that one Party had designated the issue as a Dispute in written notice to the DJSC, it shall be submitted to mediation in accordance with the WIPO Mediation Rules. The place of mediation shall be in the state of Delaware. The language to be used in the mediation shall be English. If, and to the extent that any such Dispute has not been settled by way of the aforementioned mediation process, then Section 9.6 shall apply to such Dispute.

ARTICLE 4: REPRESENTATIONS, WARRANTIES AND LIABILITY

4.1	Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date:

(a) such Party is duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization;

(b) such Party has all right, power and authority to enter into this Agreement and to perform its obligations under this Agreement; and

(c) this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles. The execution, delivery and performance of this Agreement by such Party does not conflict with, breach or create in any Third Party the right to accelerate, terminate or modify any agreement or instrument to which such Party is a party or by which such Party is bound, and does not violate any Law of any Governmental Body having authority over such Party.

4.2	Additional Representations and Warranties.

(a) Nuvectra warrants that it will use Commercially Reasonable Efforts to complete all of its obligations under the Project Plan; and

(b) Nuvectra represents that it is not developing (either itself or through a Third Party) a Competing Product, nor has it subcontracted or licensed to a Third Party the right to develop a Competing Product.

ARTICLE 5: INTELLECTUAL PROPERTY

5.1

Background Intellectual Property. All Background Intellectual Property of Aleva will remain the exclusive property of Aleva. All Background Intellectual Property of Nuvectra will remain the exclusive property of Nuvectra.

5.2	Ownership of Project Intellectual Property.

(a) Any Project Intellectual Property developed solely by Nuvectra shall be owned by Nuvectra, except as provided for in this Section 5.2, including the Software.

(b) Any Project Intellectual Property developed solely by Aleva shall be owned by Aleva, except as provided for in this Section 5.2, including the User Interface Software. Aleva agrees that at no time will it attempt to reverse engineer the Software developed or provided by Nuvectra in connection with the Aleva DBS Product.

(c) Notwithstanding any other provision of this Agreement: (i) Nuvectra will own any Improvement directed to the Background Intellectual Property or the Software of Nuvectra; and (ii) Aleva will own any Improvement directed to the Background Intellectual Property or the User Interface Software of Aleva.

(d) All Joint Intellectual Property shall be owned jointly by the Parties and shall be licensed by the Parties as follows:

(i)

Nuvectra shall grant an irrevocable, exclusive royalty-free license (with the right to sublicense) to Aleva under its interest in the Joint Intellectual Property to use, make, have made, sell, offer to sell, distribute, and import products in the Territory and in the Field of Use.

(ii)

Aleva shall grant an irrevocable, exclusive royalty-free license to Nuvectra under its interest in the Joint Intellectual Property to use, make, have made, sell, offer to sell, distribute, and import products in the Territory and in any field that is not within the Field of Use.

(iii)	At the request of Nuvectra, the Parties shall negotiate in good faith a license to Nuvectra under Aleva’s interest in the Joint Intellectual Property for any field which is within the Field of Use.

5.3

Patent Prosecution and Enforcement. Each Party shall be solely responsible for determining whether to file and prosecute any patent application for any of its exclusively owned Intellectual Property, including, but not limited to, existing Intellectual Property, in any jurisdiction, paying all legal expenses, filing fees and maintenance fees relating thereto, and for determining whether and when to enforce its rights in any such Intellectual Property.

5.4	Joint Intellectual Property:

(a) The Parties shall determine whether or not to file and prosecute a patent application for any Joint Patent Rights, and, if so, in which jurisdictions and for how long. Aleva shall be entitled to propose patent counsel for any such application and patent prosecution, subject to Nuvectra’s approval, which shall not be unreasonably withheld. If Aleva chooses to pursue a patent application for Joint Patent Rights and Nuvectra agrees to grant its interest in such Joint Patent to Aleva, then Aleva will be solely responsible for all legal expenses, filing fees and maintenance fees for such Joint Patent. If both parties agree to pursue a patent for Joint Patent Rights , then all legal expenses, filing fees and maintenance fees for all Joint Patent Rights shall be shared equally both during the Term and after the termination of this Agreement. After termination of this Agreement, if a Party no longer desires to contribute to the fees or expenses for any Joint Patent Right, it shall notify the other Party on a timely basis, who shall have the option to elect to maintain such Joint Patent Right. In such event, the Party desiring not to pay fees or expenses shall assign such Joint Patent Right to the other Party and have no right to make, use or sell a product covered by such Joint Patent Right.

(b) Each Party shall promptly notify the other Party of any infringement or threatened infringement of any Joint Patent Right. During the Term, the Parties shall determine what enforcement actions are appropriate with respect to Joint Patent Rights and shall cooperate with respect thereto. After the termination of this Agreement, each Party may enforce its rights to any Joint Patent Rights, and agrees and consents to be named by the other Party as a nominal party plaintiff in connection therewith.

ARTICLE 6: CONFIDENTIALITY

6.1

Confidentiality Obligations. Each Party agrees that, for the Term and for five (5) years thereafter, such Party shall, and shall ensure that its officers, directors, employees and agents shall keep completely confidential and not publish or otherwise disclose and not use for any purpose except as expressly permitted hereunder any Confidential Information disclosed to it by the other Party pursuant to this Agreement. The foregoing obligations shall not apply to any Confidential Information disclosed by a Party hereunder to the extent that the receiving Party can demonstrate that such Confidential Information:

(a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d) was subsequently lawfully disclosed to the receiving Party by a Third Party without an obligation of confidentiality other than in contravention of a confidentiality obligation of such Third Party to the disclosing Party; or

(e) was developed or discovered by employees or agents of the receiving Party who had no access to the Confidential Information of the disclosing Party.

Notwithstanding the above obligations of confidentiality and non-use, a Party may disclose information to the extent that such disclosure is reasonably necessary in connection with:

(a) filing or prosecuting patent applications;

(b) prosecuting or defending litigation;

(c) conducting pre-clinical studies or clinical trials pursuant to this Agreement;

(d) seeking regulatory approval of the Aleva DBS Product; or

(e) complying with applicable Law, including securities Law and the rules of any securities exchange or market on which a Party’s securities are listed or traded.

In making any disclosures set forth in clauses (a) through (e) above, the disclosing Party shall, where reasonably practicable, give such advance notice to the other Party of such disclosure requirement as is reasonable under the circumstances and will use its reasonable efforts to cooperate with the other Party in order to secure confidential treatment of such Confidential Information required to be disclosed. In addition, in connection with any permitted filing by either Party of this Agreement with any Governmental Body, included but not limited to the U.S. Securities and Exchange Commission Agreement, the filing Party shall endeavor to obtain confidential treatment of economic, trade secret information and such other information as may be requested by the other Party, and shall provide the other Party with the proposed confidential treatment request with reasonable time for such other Party to provide comments, and shall include in such confidential treatment request all reasonable comments of the other Party.

ARTICLE 7: INDEMNIFICATION AND INSURANCE

7.1

Indemnification. Each Party (“Indemnitor”) shall indemnify, defend and hold the other Party and each of their respective employees, officers, directors and agents (each an “Indemnitee”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees) to the extent arising out of Third Party claims or suits related to (a) Indemnitor’s performance of its obligations under this Agreement or (b) breach by Indemnitor of its representations or warranties set forth in Article 4; provided, however, that Indemnitor’s obligations pursuant to this Section 7.1 shall not apply (i) to the extent such claims or suits result from the negligence or willful misconduct of any Indemnitee, or (ii) with respect to claims or suits arising out of breach by an Indemnitee of its representations, warranties or covenants set forth in Article 4.

7.2

No Consequential Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH HEREOF.

7.3

Notification of Claims; Conditions to Indemnification Obligations. As a condition to a Party’s right to receive indemnification under this Article 7, it shall (a) promptly notify the other Party as soon as it becomes aware of a claim or suit for which indemnification may be sought pursuant hereto, (b) cooperate, and cause the individual indemnitees to cooperate, with the indemnifying Party in the defense, settlement or compromise of such claim or suit, and (c) permit the indemnifying Party to control the defense, settlement or compromise of such claim or suit, including the right to select defense counsel. In no event, however, may the indemnifying Party compromise or settle any claim or suit in a manner which admits fault or negligence on the part of the indemnified Party or any indemnitee without the prior written consent of the indemnified Party. The indemnifying Party shall have no liability under this Article 7 with respect to claims or suits settled or compromised without its prior written consent.

7.4

Insurance. During the Term, each Party shall obtain and maintain, at its sole cost and expense, product liability insurance (including any self-insured arrangements) in amounts, that are reasonable and customary in the pharmaceutical and biotechnology industry for companies engaged in comparable activities. It is understood and agreed that this insurance shall not be construed to limit either Party’s liability with respect to its indemnification obligations hereunder. Each Party will, except to the extent self-insured, provide to the other Party upon request a certificate evidencing the insurance such Party is required to obtain and keep in force under this Section 7.4.

ARTICLE 8: TERM AND TERMINATION

8.1

Term: This Agreement shall become binding and enforceable on the Effective Date, and shall continue in force until all obligations outlined in the Project Plan have been fulfilled or discharged, unless terminated sooner in accordance with Section 8.1.

8.2	Termination: Notwithstanding Section 8.1, this Agreement may be terminated in accordance with the following provisions:

(a) Either Party may terminate this Agreement by giving written notice to the other Party in the event the other Party is in breach of any material representation, warranty or covenant of this Agreement and shall have failed to cure such breach within thirty (30) days of receipt of notice thereof from the first Party. In addition, Nuvectra shall have the right to immediately suspend services in the event Aleva does not make timely payment to Nuvectra in accordance with Section 2.4.

(b) Either Party may terminate this Agreement by giving written notice to the other Party, which notice shall be effective ten(10) days after receipt, if the other Party: (i) becomes insolvent or admits in writing its inability to pay its debts as they become due; (ii) applies for or consents to the appointment of a trustee, receiver or other custodian, or makes a general assignment for the benefit of its creditors; (iii) commences any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceedings (each, a “Bankruptcy Proceeding”); or (iv) has a Bankruptcy Proceeding commenced against it and such Bankruptcy Proceeding is not dismissed within thirty (30) days of the date of commencement thereof.

(c) Either Party may terminate this Agreement by giving written notice to the other Party, which notice shall be effective upon dispatch, in case of termination of the License Agreement.

(d) Aleva may terminate this Agreement by giving written notice to Nuvectra, which notice shall be effective upon dispatch, in accordance with Section 2.2. For the avoidance of doubt, termination under this Section 8.2(d) shall imply that the “completion of the development of Products” as contemplated under Section I.B of the Supply Agreement shall not have occurred, and that the Supply Agreement is thus not effective.

8.3

Rights and Obligations on Termination: The termination of this Agreement shall not affect either Party’s right to pursue any other remedy at law or in equity which it may have against the other Party for breach of contract or otherwise; provided, however, that in the event of a termination by Aleva, Aleva will be responsible for all Work in Progress, product-specific non-returnable purchased material and any non-cancelable purchase orders outstanding with Nuvectra’s suppliers. The provisions of Articles 1, 4, 5, 6, 7, 8, and 9 shall survive the expiration or termination of this Agreement. Section 2.13 shall survive expiration of this Agreement.

ARTICLE 9: MISCELLANEOUS

9.1

Assignment. Neither Party shall assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law or otherwise, without the other Party’s prior written consent, which consent such Party may give or withhold in its sole discretion. Notwithstanding anything in this Section 9.1 to the contrary, either Party may assign this Agreement to its successor in case of a Change of Control; provided, that such successor, in the reasonable judgment of the other Party, is able to perform the obligations under this Agreement.

9.2

Notice. Unless otherwise provided in this Agreement, any notice to be given hereunder shall be in writing and (a) delivered personally (to be effective when so delivered), (b) mailed by registered or certified mail, return receipt requested (to be effective four days after the date it is mailed) or (c) sent by Federal Express or other overnight courier service (to be effective when received by the addressee), to the following addresses (or to such other addresses which any Party shall designate in writing to the other Parties):

     If to Nuvectra:

Nuvectra Corp.

5830 Granite Parkway

11th Floor

Plano, Texas 75024

Attn: President

If to Aleva:

Aleva Neurotherapeutics SA

EPFL Innovation Park, Building D

1015 Lausanne, Switzerland

Attn: Chief Executive Officer

9.3

Entire Agreement. This Agreement and all exhibits attached hereto contain the entire agreement between the Parties hereto with respect to the transactions contemplated hereby, and supersede all prior understandings, arrangements and agreements, written or oral, with respect to the subject matter hereof. No modification or amendments to this Agreement shall be effective unless in writing and signed by the Party against which it is sought to be enforced.

9.4

Independent Contractors. Each of the Parties hereto shall bear such Party’s own expenses in connection with this Agreement and the transactions contemplated hereby, except as may otherwise expressly be set forth herein. It is expressly understood that the Parties are independent of one another and that neither has the authority to bind the other to any third person or otherwise to act in any way as the representative of the other, unless otherwise expressly agreed to in writing signed by both Parties hereto.

9.5

Further Acts. Each of the Parties hereto shall use such Party’s Commercially Reasonable Efforts to take such actions as may be necessary or reasonably requested by the other Party hereto to carry out and consummate the transactions contemplated by this Agreement.

9.6

Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Delaware. Subject to Section 3.3 above, any dispute, controversy or claim arising out of or in relation with this Agreement including the validity, invalidity, binding effect, interpretation, performance, breach or termination thereof, shall be finally and exclusively decided by the competent civil court in Delaware.

9.7

Headings. The captions appearing herein are for the convenience of the Parties only and shall not be construed to affect the meaning of the provisions of this Agreement. All references in this Agreement to Articles, Sections, and Exhibits refer to the Articles, Sections, and Exhibits of this Agreement; and exhibits attached hereto are hereby incorporated in and made a part of this Agreement.

9.8	Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

9.9

Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement, or any such terms in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

9.10

Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.11

Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

9.12

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission (to which a PDF copy is attached) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed below in the manner appropriate to each.

Nuvectra Corp.	Aleva Neurotherapeutics S.A.

By:/s/ Scott F. Drees	By:/s/ André Mercanzini

Name: Scott F. Drees	André Mercanzini

Title: CEO	Chief Technology Officer

By:________________________________	By: /s/ Alain Jordan

Name	Alain Jordan

Title	Chief Operating Officer

EXHIBIT A

PROJECT PLAN

The Aleva directSTIM Deep Brain Stimulation System to be developed by Nuvectra is a rechargeable, 24-channel, deep brain stimulation system for the treatment of Movement Disorders (i.e. Parkinson’s Disease and/or Essential Tremor). The main devices of the Aleva directSTIM Deep Brain Stimulation System that should be developed by Nuvectra include the following:

●	Leads and Extensions:
o	Lead proximal subassembly featuring 12-connector (Aleva PN-11548): this is not the final product, Aleva is in charge of the final assembly of the lead.
o	Extension kit featuring 12-connector, length 60cm (Aleva PN-12100)
●	Stimulators:
o	Rechargeable, 24-channel implantable pulse generator (IPG) kit: 2 ports x 12 independent channels (Aleva PN-12000)
o	External Pulse Generator (EPG) (Aleva PN-12400)
●	Externals and Accessories:
o	Clinician programmer (CP) (Aleva PN-12200)
o	Patient Programmer Charger (PPC) kit (with Charging Paddle) (Aleva PN-12300)
o	Patient Programmer Charger (without Charging Paddle) (Aleva PN-12350)
o	Charging Paddle (Aleva PN-12310)
o	Power Cord (Aleva PN-12340)
o	Magnet (Aleva PN-12700)
●	Surgical tools and accessories:
o	Trial Cable, length 213.4cm (Aleva PN-12500)
o	Tunneling Tool, length 38.1cm (Aleva PN-12600)
o	Torque Wrench (PN-12010)
o	Port Plug (Aleva PN-12050)

Main Work Packages of the Project Plan:

●	Design of lead proximal subassembly with 12-connector and transfer to manufacturing.
●	Design changes to Extension for a low-profile 12-connector extension, design verification and transfer to manufacturing.
●	Design changes to IPG and EPG Software, Software verification and transfer to manufacturing.
●	Design changes to Clinician and Patient Programmer Charger Software, Software verification and transfer to manufacturing.
●	Support in Usability Engineering Process.
●	System-level verification and validation.
●	Support in animal testing: review of protocols and reports and follow-up at the GLP laboratory.
●	Support for designing IFUs and Labeling per approved Content Map.
●	Material for Design Verification and Testing of DBS System (IPGs boards, implantable IPGs, Extensions, CPs, PPCs, Tunneling tools, and other testing material as required)
●	Regulatory Support for CE-Mark Submission and FDA IDE submission

A-1

●	Material for European Post-Market Clinical Follow-up Study to start in Q4, 2018 on 60 patients in 7 centers (IPG kits, Extension kits, Tunneling tools, EPGs, Trial Cables, CPs, PPC kits, Magnets)
●	+ Optional: Support for MRI testing: This work package is dependent on overall financial resources available for the first submission.

Project Plan with timelines, deliverables and estimated costs is compiled in attached Excel Sheet.

EXHIBIT B

Refer to Project Plan

 A-2